AMENDED AND RESTATED SCHEDULE A

dated July 18, 2025

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

dated December 31, 2019

between

THE ADVISORS’ INNER CIRCLE FUND III

and

METLIFE INVESTMENT MANAGEMENT, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
MetLife Multi-Sector Fixed Income Fund	I Class	0.70%	February 28, 2018
MetLife Multi-Sector Fixed Income Fund	R Class	0.95%	February 28, 2018
MetLife Core Plus Fund	I Class	0.45%	February 28, 2018
MetLife Core Plus Fund	R Class	0.70%	February 28, 2018
MetLife High Yield Opportunistic Fund (f/k/a Mesirow High Yield Fund)	Institutional	0.75%	February 28, 2026
MetLife High Yield Opportunistic Fund (f/k/a Mesirow High Yield Fund)	Investor	0.75%	February 28, 2026
MetLife Small Company Equity Fund (f/k/a Mesirow Small Company Fund)	Institutional	0.98%	February 28, 2026
MetLife Small Company Equity Fund (f/k/a Mesirow Small Company Fund)	Investor	0.98%	February 28, 2026

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

By: /s/ Alexander F. Smith
Name: Alexander F. Smith
Title: Vice President & Assistant Secretary

METLIFE INVESTMENT MANAGEMENT, LLC

By: /s/ Timothy Rabe
Name: Timothy Rabe
Title: Authorized Signatory